                                                                     EXHIBIT 1.2

                                                                       EXECUTION

                DEUTSCHE RECREATIONAL ASSET FUNDING CORPORATION
                DISTRIBUTION FINANCIAL SERVICES RV TRUST 1999-3

                            Asset Backed Securities

                                TERMS AGREEMENT
                                ---------------


                                                                   July 23, 1999



To: Deutsche Recreational Asset Funding Corporation, as Depositor under the Trust Agreement dated as of July 1, 1999 (the "Trust Agreement").

Re: Underwriting Agreement dated March 12, 1999 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

     Series Designation:  Series 1999-3.

     Terms of the Series 1999-3 Securities: Distribution Financial Services RV Trust 1999-3 Asset Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class B, and Class C Notes (the "Securities") will evidence beneficial ownership interest in a pool of Receivables having the characteristics described in the Prospectus Supplement dated the date hereof. Only the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class B, and Class C Notes (collectively, the "Offered Securities") are being sold pursuant to the terms hereof.

     Registration Statement: File Number 333-56303.

     Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A-1 Securities be rated "A-1+" by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("S&P"), "F1+" by Fitch IBCA, Inc. ("Fitch") and "P-1" by Moody's Investors Service ("Moody's"); that the Class A-2, Class A-3, Class A-4, Class A-5, and Class A-6 Securities be rated "AAA" by S&P and by Fitch and "Aaa" by Moody's; that the Class B Securities be rated "A" by S&P and by Fitch and "A2" by Moody's; and that the Class C Securities be rated "BBB" by S&P and by Fitch and "Baa3" by Moody's.

     Terms of Sale of Offered Securities: The Depositor agrees to sell to Deutsche Bank

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Securities Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") and
Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated each agree, severally and not jointly, to purchase from the Depositor the Offered Securities in the principal amounts and prices set forth beneath their respective names on
Schedule 1. The purchase price for each class of the Offered Securities shall be the applicable Purchase Price Percentage set forth in Schedule 1 multiplied by the applicable principal amount.

     Cut-off Date: July 1, 1999.

     Closing Date: 10:00 A.M., New York time, on or about July 29, 1999. On the Closing Date, the Depositor will deliver the Offered Securities to the Underwriters against payment therefor.

     Underwriter-Provided Information: The Depositor and DFS each acknowledge and agree that the information set forth in (i) the table immediately following the first paragraph under the caption "Underwriting" in the Prospectus Supplement dated July 23, 1999, (ii) the second and third paragraphs under such caption in such Prospectus Supplement and (iii) the table immediately following the third paragraph under such caption in such Prospectus Supplement, as such information relates to the Securities, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Registration Statement, the Prospectus or the Prospectus Supplement, and the Underwriters confirm that such statements are correct.

     Incorporation of the Standard Terms: Each of the provisions of the Standard Terms is incorporated herein by reference in its entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein and each of the representations and warranties set forth therein shall be deemed to have been made on and as of the date of this Terms Agreement, and the Standard Terms and this Terms Agreement shall be construed as, together, one and the same agreement. Without limiting the foregoing, Sections 14 through 17 of the Standard Terms are incorporated herein by reference in their entirety.

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among the Underwriters, Deutsche Recreational Asset Funding Corporation and Deutsche Financial Services Corporation.

                              Very truly yours,

                              DEUTSCHE BANK SECURITIES INC.

                              By: /s/ James Rothman

                                  Name:  James Rothman
                                  Title: Vice President
                              By: /s/ Rodney Hutter

                                  Name:  Rodney Hutter
                                  Title: Director

                              Acting on behalf of itself and as the
                              Representative of the Underwriters named herein.

Accepted in New York, New York,
as of the date hereof:

DEUTSCHE RECREATIONAL ASSET FUNDING
CORPORATION

By: /s/ Richard H. Schumacher

    Name:  Richard H. Schumacher
    Title: Vice President

By: /s/ Richard C. Goldman

    Name:   Richard C. Goldman
    Title:  Vice President

DEUTSCHE FINANCIAL SERVICES CORPORATION

By: /s/ Richard H. Schumacher

    Name:  Richard H. Schumacher
    Title: Senior Vice President

By: /s/ Richard C. Goldman

    Name:  Richard C. Goldman
    Title: Senior Vice President

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                                  Schedule 1
                                  ----------

                                                Approximate       Approximate
                                                   Amount       Amount Purchased
                       Initial      Purchase    Purchased by       by Morgan
           Interest   Principal      Price      Deutsche Bank    Stanley & Co.
Class        Rate     Amount (1)   Percentage  Securities Inc.    Incorporated
-----        ----     ----------   ----------  ---------------    ------------
Class A-1   5.324%   $ 29,833,000  99.900000%   $14,916,500.00   $14,916,500.00
Class A-2   5.970     100,334,000  99.842534     50,167,000.00    50,167,000.00
Class A-3   6.430      48,470,000  99.790798     24,235,000.00    24,235,000.00
Class A-4   6.650      86,608,000  99.749889     54,912,000.00    31,696,000.00
Class A-5   6.760      37,585,000  99.669545     27,792,500.00     9,792,500.00
Class A-6   6.880      54,847,000  99.566441     46,347,000.00     8,500,000.00
Class B     7.170       9,363,000  99.384109      4,681,500.00     4,681,500.00
Class C     7.920       7,491,000  99.232808      3,745,500.00     3,745,500.00
Total                $374,531,000

(1) Approximate.

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